Exhibit 10.1

AMENDMENT NO. 4

to

EMPLOYMENT AGREEMENT

dated May 3, 2012

by and among

AXIS Specialty Limited (the “Company”)

AXIS Capital Holdings Limited (the “Parent”)

and

Albert A. Benchimol (the “Executive”)

Effective: December 6, 2018

WHEREAS, AXIS Specialty U.S. Services, Inc. (“U.S. Services”) and the Executive entered into a letter agreement dated May 3, 2012, and agreed to amend such letter agreement on March 9, 2015 (Amendment No. 1) and January 19, 2016 (Amendment No. 2);

WHEREAS, U.S. Services, the Company and the Executive agreed to further amend such letter agreement on January 1, 2017 (Amendment No. 3) (with such letter agreement and amendments collectively referred to herein as the “Agreement”), in consideration of the Executive’s employment as Chief Executive Officer and President of the Parent; and

WHEREAS, the Company, the Parent and the Executive have determined that it is in the best interests of the Company, the Parent and their shareholders to amend the Agreement to: (i) extend the Executive’s term of service and (ii) revise provisions related to the payment of severance to the Executive in the event of his termination without “Cause” or his resignation for “Good Reason” as defined in the Agreement;

NOW, THEREFORE, the Agreement is hereby amended, effective as of the date hereof, as follows:

1.	Section 3a of the Agreement (Employment Term) is hereby amended by deleting the reference to “December 31, 2018” and replacing with “December 31, 2023”.

2.	Section 4d of the Agreement (Severance Payments for Termination by the Company without Cause) is hereby amended as follows:

▪	at the end of the last sentence of section 4d(v) “and” is deleted

▪	at the end of the last sentence of section 4d(vi) the period is replaced with “; and”

▪	the following new section 4d(vii) is added after section 4d(vi):

“(vii)	You will be paid a cash lump sum amount equal to your Annual Equity Award Value. As used herein, the term “Annual Equity Award Value” shall mean the grant date fair value of your most recent equity award under the Parent’s 2017 Long-Term Equity Compensation Plan, as it may be amended from time to time (or a successor plan).”

3.	Section 4e of the Agreement (Severance Payments for Termination by the Company without Cause Following Change in Control) is hereby amended as follows:

▪	at the end of the last sentence of section 4e(v) “and” is deleted

▪	at the end of the last sentence of section 4e(vi) the period is replaced with “; and”

▪	the following new section 4e(vii) is included after section 4e(vi):

“(vii)	You will be paid a cash lump sum amount equal to your Annual Equity Award Value.”

▪	the following text is included after new section 4e(vii), as described above:

“Notwithstanding the foregoing, if any amount or benefit to be paid or provided to you under this Section 4(e) or under any other agreement with or plan or program of the Company following a Change in Control would be an "Excess Parachute Payment," within the meaning of Section 280G of the Internal Revenue Code, but for the application of this sentence, then the payments and benefits to be paid or provided will either be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment, or paid in full, whichever of the foregoing approaches will, after taking into account the applicable federal, state and local income and employment taxes and the possible Section 280G excise tax (and any equivalent state or local excise taxes), result in your receipt, on an after-tax basis, of the greatest amount of payments and benefits. To the extent any payment or benefit needs to be reduced pursuant to the preceding sentence, reductions shall come from taxable amounts before non-taxable amounts and beginning with the payments otherwise scheduled to occur soonest. You agree to cooperate fully with the Company to determine the benefits applicable under this provision.”

4.	Section 4f of the Agreement (Termination by You for Good Reason) is hereby amended as follows:

▪	at the end of the last sentence of section 4f(v) “and” is deleted

▪	at the end of the last sentence of section 4f(vi) the period is replaced with “; and”

▪	the following new section 4f(vii) is included after section 4f(vi):

“(vii)	You will be paid a cash lump sum amount equal to your Annual Equity Award Value.”

5.	Section 4g of the Agreement (Severance Payments for Termination by You for Good Reason Following Change in Control) is hereby amended as follows:

▪	at the end of the last sentence of section 4g(v) “and” is deleted

▪	at the end of the last sentence of section 4g(vi) the period is replaced with “; and”

▪	the following new section 4g(vii) is included after section 4g(vi):

“(vii)	You will be paid a cash lump sum amount equal to your Annual Equity Award Value.”

▪	the following text is included after new section 4g(vii), as described above:

“Notwithstanding the foregoing, if any amount or benefit to be paid or provided to you under this Section 4(g) or under any other agreement with or plan or program of the Company following a Change in Control would be an "Excess Parachute Payment," within the meaning of Section 280G of the Internal Revenue Code, but for the application of this sentence, then the payments and benefits to be paid or provided will either be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment, or paid in full, whichever of the foregoing approaches will, after taking into account the applicable federal, state and local income and employment taxes and the possible Section 280G excise tax (and any equivalent state or local excise taxes), result in your receipt, on an after-tax basis, of the greatest amount of payments and benefits. To the extent any payment or benefit needs to be reduced pursuant to the preceding sentence, reductions shall come from taxable amounts before non-taxable amounts and beginning with the payments otherwise scheduled to occur soonest. You agree to cooperate fully with the Company to determine the benefits applicable under this provision.”

6.	Except as set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.

[Signatures on following page]

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 4 as of the date first written above.

AXIS CAPITAL HOLDINGS LIMITED

By:	/s/ Peter J. Vogt
Name:	Peter J. Vogt
Title:	Executive Vice President and CFO

AXIS SPECIALTY LIMITED

By:	/s/ Richard Strachan
Name:	Richard Strachan
Title:	Executive Vice President

Accepted and agreed
as of the date first written above:

/s/ Albert A. Benchimol
Albert A. Benchimol